UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               Schedule 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 1)


                               Pemstar Inc.
  -----------------------------------------------------------------------
                             (Name of Issuer)

                   Common Stock, par value $0.01 per share
        ----------------------------------------------------------
                      (Title of Class of Securities)

                                706552 10 6
 -------------------------------------------------------------------------
                              (CUSIP Number)

                               Oliver Budde
                              Vice President
                       Lehman Brothers Holdings Inc.
                   1 World Financial Center, 27th Floor
                            New York, NY 10281
                              (646) 836-2143

               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                               April 25, 2001
 ---------------------------------------------------------------------------
                   (Date of Event which Requires Filing
                            of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.






                                                 Page 1 of 18  Pages



--------------------------------------------- --------------------------------------- ------------------------------------------

CUSIP No. 706552 10 6                                          13D                    Page     2     of     18      Pages
          ------------                                                                     ----------    -----------
--------------------------------------------- --------------------------------------- ------------------------------------------





=========== =======================================================================================================================

    1       NAME OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers Holdings Inc.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-3216325
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- --------

                        (a)
            -------------------------------------------------------------------------------------------------------------- --------
            -----------------------------------------------------------------------------------------------------------------------


            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- --------

                        (b)
            -------------------------------------------------------------------------------------------------------------- --------
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            00
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- --------


            -------------------------------------------------------------------------------------------------------------- --------
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- -----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                2,759,903
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                4,959,903
-------------------------------------- -------- -----------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            4,959,903

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            -----------------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------ ----- ----


            ------------------------------------------------------------------------------------------------------------ ----- ----
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            18.42%

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            HC/CO

=========== =======================================================================================================================




                                                                                     Page     3     of     18      Pages

========== ========================================================================================================================

    1      NAME OF REPORTING PERSON
           ------------------------------------------------------------------------------------------------------------------------
           ------------------------------------------------------------------------------------------------------------------------

           Lehman Brothers Inc.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-2518466
---------- ------------------------------------------------------------------------------------------------------------------------
---------- ------------------------------------------------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           ------------------------------------------------------------------------------------------------------------------------
           --------------------------------------------------------------------------------------------------------------- ----- --

                               (a)
           --------------------------------------------------------------------------------------------------------------- ----- --
           ------------------------------------------------------------------------------------------------------------------------


           ------------------------------------------------------------------------------------------------------------------------
           --------------------------------------------------------------------------------------------------------------- --------

                               (b)
           --------------------------------------------------------------------------------------------------------------- --------
           ------------------------------------------------------------------------------------------------------------------------


---------- ------------------------------------------------------------------------------------------------------------------------
---------- ------------------------------------------------------------------------------------------------------------------------

    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
---------- ------------------------------------------------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           --------------------------------------------------------------------------------------------------------------------- --
           ------------------------------------------------------------------------------------------------------------------------

           00
---------- ------------------------------------------------------------------------------------------------------------------------
---------- ------------------------------------------------------------------------------------------------------------------------

    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
           ------------------------------------------------------------------------------------------------------------------------
           --------------------------------------------------------------------------------------------------------------- ----- --

                                                                                                                            X
           --------------------------------------------------------------------------------------------------------------- ----- --
           ------------------------------------------------------------------------------------------------------------------------


-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
         --------------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------------

           Delaware

-------- --------------------------------------------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                0
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                2,759,903
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                0
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                4,959,903
------------------------------------ -------- -------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         --------------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------------

           4,959,903

-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         --------------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------- ----- ----


         --------------------------------------------------------------------------------------------------------------- ----- ----
         --------------------------------------------------------------------------------------------------------------------------


-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         --------------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------------

           18.42%
-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

   14      TYPE OF REPORTING PERSON
         --------------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------------

           BD/CO

======== ==========================================================================================================================




                                                                                   Page    4     of     18      Pages
========= =========================================================================================================================

    1       NAME OF REPORTING PERSON
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------------------

            LB I Group Inc.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-2741778
--------- -------------------------------------------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------- ----- ----

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- --

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            00
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- --------


            -------------------------------------------------------------------------------------------------------------- --------
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- -----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                686,604
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                2,759,903
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                686,604
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                4,959,903
-------------------------------------- -------- -----------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            4,959,903

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            -----------------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------------ ----


            -------------------------------------------------------------------------------------------------------------- --- ----
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            18.42%

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            HC/CO

=========== =======================================================================================================================





                                                                                     Page   5     of     18      Pages


=========== =======================================================================================================================

    1       NAME OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers Venture Capital Partners I, L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4055760
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            -----------------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------ ----- ----

                                (a)
            ------------------------------------------------------------------------------------------------------------ ----- ----
            -----------------------------------------------------------------------------------------------------------------------


            -----------------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------ ----- ----

                                (b)
            ------------------------------------------------------------------------------------------------------------ ----- ----
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            00
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            -----------------------------------------------------------------------------------------------------------------------
            ------------------------------------------------------------------------------------------------------------ ----- ----


            ------------------------------------------------------------------------------------------------------------ ----- ----
            -----------------------------------------------------------------------------------------------------------------------


--------- -------------------------------------------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------------------

            Delaware

--------- -------------------------------------------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                0
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                366,906
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                0
------------------------------------ -------- -------------------------------------------------------------------------------------
------------------------------------ -------- -------------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
------------------------------------          -------------------------------------------------------------------------------------
                                              -------------------------------------------------------------------------------------

                                                366,906
------------------------------------ -------- -------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------------------

            366,906

--------- -------------------------------------------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------- ----- ----


          -------------------------------------------------------------------------------------------------------------- ----- ----
          -------------------------------------------------------------------------------------------------------------------------


--------- -------------------------------------------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------------------

            1.36%

--------- -------------------------------------------------------------------------------------------------------------------------
--------- -------------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
          -------------------------------------------------------------------------------------------------------------------------
          -------------------------------------------------------------------------------------------------------------------------

            PN

========= =========================================================================================================================


                                                                                     Page    6     of     18      Pages



=========== =======================================================================================================================

    1       NAME OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers Venture Associates Inc.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4053690
----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- --

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- --

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            00

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- --


            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- -----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- -----------------------------------------------------------------------------------
-------------------------------------- -------- -----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          -----------------------------------------------------------------------------------
                                                -----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- -----------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            613,158

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            -----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- --


            -------------------------------------------------------------------------------------------------------------- ----- --
            -----------------------------------------------------------------------------------------------------------------------


----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            2.28%

----------- -----------------------------------------------------------------------------------------------------------------------
----------- -----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            -----------------------------------------------------------------------------------------------------------------------
            -----------------------------------------------------------------------------------------------------------------------

            CO

=========== =======================================================================================================================


                                                                                        Page    7     of     18      Pages



=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers Venture GP Partnership L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4098280
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            613,158

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            2.28%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN

=========== ======================================================================================================================




                                                                                      Page    8     of     18      Pages


=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers Venture Partners L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4055753
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                613,158
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            613,158

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            2.28%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN

=========== ======================================================================================================================




                                                                                   Page    9     of     18      Pages
=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers 1999 Venture GP Partnership L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4098283
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                993,812
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                1,333,332
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            1,333,332

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            4.95%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN

=========== ======================================================================================================================



                                                                                   Page   10     of     18      Pages

=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers VC Partners L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4066168
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                993,812
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                1,333,332
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            1,333,332

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            4.95%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN

=========== ======================================================================================================================

                                                                                       Page    11     of     18      Pages



=========== =====================================================================================================================

    1       NAME OF REPORTING PERSON
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4036790
----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ---------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- -----

                                (a)
            -------------------------------------------------------------------------------------------------------------- -----
            ---------------------------------------------------------------------------------------------------------------------


            ---------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- -----

                                (b)
            -------------------------------------------------------------------------------------------------------------- -----
            ---------------------------------------------------------------------------------------------------------------------


----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            00
----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ---------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- -----


            -------------------------------------------------------------------------------------------------------------- -----
            ---------------------------------------------------------------------------------------------------------------------


----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ---------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ---------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ---------------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ---------------------------------------------------------------------------------
-------------------------------------- -------- ---------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ---------------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------------

                                                87,807
-------------------------------------- -------- ---------------------------------------------------------------------------------
-------------------------------------- -------- ---------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ---------------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ---------------------------------------------------------------------------------
-------------------------------------- -------- ---------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ---------------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------------

                                                87,807
-------------------------------------- -------- ---------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            87,807
----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ---------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- -----


            -------------------------------------------------------------------------------------------------------------- -----
            ---------------------------------------------------------------------------------------------------------------------


----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            .33%

----------- ---------------------------------------------------------------------------------------------------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ---------------------------------------------------------------------------------------------------------------------
            ---------------------------------------------------------------------------------------------------------------------

            PN

=========== =====================================================================================================================

                                                                                     Page    12     of     18      Pages



=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4036792
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                1,620
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                1,620
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            1,620

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            .006%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN

=========== ======================================================================================================================

                                                                                     Page    13    of     18      Pages



=========== ======================================================================================================================

    1       NAME OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Lehman Brothers MBG Venture Capital Partners 1998 (C) L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4036793
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (a)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -

                                (b)
            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    4       SOURCE OF FUNDS
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            00
----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            Delaware

----------- ----------------------------------------------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

              NUMBER OF                   7     SOLE VOTING POWER

               SHARES
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

            BENEFICIALLY                  8     SHARED VOTING POWER

              OWNED BY
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                9,996
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

                EACH                      9     SOLE DISPOSITIVE POWER

              REPORTING
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                0
-------------------------------------- -------- ----------------------------------------------------------------------------------
-------------------------------------- -------- ----------------------------------------------------------------------------------

               PERSON                    10     SHARED DISPOSITIVE POWER

                WITH
--------------------------------------          ----------------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------------

                                                9,996
-------------------------------------- -------- ----------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            9,996

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            ----------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------- ----- -


            -------------------------------------------------------------------------------------------------------------- ----- -
            ----------------------------------------------------------------------------------------------------------------------


----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            .037%

----------- ----------------------------------------------------------------------------------------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON
            ----------------------------------------------------------------------------------------------------------------------
            ----------------------------------------------------------------------------------------------------------------------

            PN
=========== ======================================================================================================================

                                 Amendment No. 1
                                       to
                                  Schedule 13D

         The Schedule 13D as originally filed on August 21, 2000, is hereby amended and supplemented to the extent set forth in this Amendment No. 1.

Item 4.           Purpose of Transaction

         This item is hereby amended by adding the following paragraphs hereto:

         Michael Odrich, a Managing Director of LBI, resigned his position as a Director of Pemstar on January 24, 2001.

     On April 25, 2001, LB I Group and LB VCP (collectively, the "Grantors") granted to Pemstar an Irrevocable Proxy (the "Proxy"), effective as of March 15, 2001, to vote 2,200,000 of the shares of the Common Stock (the "Proxy Shares") that the Grantors would otherwise be entitled to vote. In its capacity as agent for the Proxy Shares, Pemstar will act through its executive officer upon the direction of Pemstar's Board of Directors. The Proxy entitles Pemstar to vote the Proxy Shares at any meeting of the shareholders of Pemstar, or to give consent in lieu of voting on any matter which is submitted for a vote of consent to the stockholders of Pemstar, including the right to sign its name (as a shareholder) to any consent, certificate or other document in connection with any shareholder vote or consent.

         The Proxy and the powers granted thereunder are coupled with an interest and are not revocable by the Grantors. The Proxy and the powers granted thereunder will remain in effect until it is automatically terminated upon the Grantors and their affiliates (as defined in Rule 405 of the Securities Act of 1933) ceasing to own on a collective basis 10% or more of the outstanding Common Stock. Additionally, the Proxy and the powers granted thereunder will immediately terminate with respect to any Proxy Shares that are transferred by the Grantors in any manner to any person or entity that is not otherwise affiliated with the Grantors.

Item 5.           Interest in Securities of the Issuer

         This item is hereby amended as follows:

         (b) The following table sets forth, for each Reporting Person, the number of shares of Common Stock as to which there is (i) sole power to vote or direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or to direct the disposition.

--------------------- ------------------- -------------------------- --------------------- -------------------------

                             Sole                  Shared                    Sole                   Shared
Reporting                   Voting                 Voting                Dispositive             Dispositive
   Person                   Power                   Power                     Power                   Power
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------
Holdings                      0                   2,759,903                   0                   4,959,903
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

LBI                           0                   2,759,903                   0                   4,959,903
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------


LB I Group                 686,604                2,759,903                686,604                4,959,903
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

LB VCP I                      0                    366,906                    0                    366,906
--------------------- ------------------- -------------------------- --------------------- -------------------------




--------------------- ------------------- -------------------------- --------------------- -------------------------
LB VA                         0                    613,158                    0                    613,158
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

LB VGPP                       0                    613,158                    0                    613,158
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

LB VP                         0                    613,158                    0                    613,158
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

LB 1999 VGPP                  0                    993,812                    0                   1,333,332
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------


LB VCP                        0                    993,812                    0                   1,333,332
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

MBG (A)                       0                    87,807                     0                     87,807
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

MBG (B)                       0                     1,620                     0                     1,620
--------------------- ------------------- -------------------------- --------------------- -------------------------
--------------------- ------------------- -------------------------- --------------------- -------------------------

MBG (C)                       0                     9,996                     0                     9,996
--------------------- ------------------- -------------------------- --------------------- -------------------------


Item 7.           Material to Be Filed as Exhibits


This item is hereby amended by adding the following exhibit:

     Exhibit C: Irrevocable Proxy, by and between LBI Group Inc. and Lehman Brothers VC Partners L.P. (collectively, the "Grantors") and Pemstar, Inc. (the "Grantee"), signed April 25, 2001 and effective as of March 15, 2001.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2001

                LEHMAN BROTHERS HOLDINGS INC.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Vice President

                LEHMAN BROTHERS INC.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Vice President

                LB I GROUP INC.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Vice President

                LEHMAN BROTHERS VENTURE CAPITAL PARTNERS I, L.P.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Authorized Signatory

                LEHMAN BROTHERS VENTURE ASSOCIATES INC.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Vice President


                LEHMAN BROTHERS VENTURE GP PARTNERSHIP, L.P.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Authorized Signatory

                LEHMAN BROTHERS VENTURE PARTNERS, L.P.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Authorized Signatory

                LEHMAN BROTHERS 1999 VENTURE GP PARTNERSHIP L.P.

                By:     /s/ Oliver Budde
                        Name:    Oliver Budde
                        Title:   Authorized Signatory

                  LEHMAN BROTHERS VC PARTNERS L.P.

                  By:     /s/ Oliver Budde
                          Name:    Oliver Budde
                          Title:   Authorized Signatory

                  LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (A) L.P.

                  By:     /s/ Oliver Budde
                          Name:    Oliver Budde
                          Title:   Authorized Signatory

                  LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (B) L.P.

                  By:     /s/ Oliver Budde
                          Name:    Oliver Budde
                          Title:   Authorized Signatory

                  LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (C) L.P.

                  By:     /s/ Oliver Budde
                          Name:    Oliver Budde
                          Title:   Authorized Signatory

                                               EXHIBIT C


                                IRREVOCABLE PROXY


         The undersigned shareholder of Pemstar Inc., a Minnesota corporation (the "Company") hereby irrevocably constitutes and appoints the Company, who shall act through its chief executive officer upon the direction of the Board of Directors of the Company, for and in its name, place and stead, his true and lawful agent and proxy with full power of substitution, to vote 2,200,000 of the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") that the undersigned would otherwise been entitled to vote at any meeting of the shareholders of the Company, or to give consent in lieu of voting on any matter which is submitted for a vote or consent to the stockholders of the Company, including the right to sign its name (as a shareholder) to any consent, certificate or other document in connection with any shareholder vote or consent.

         THE PROXY AND THE POWERS GRANTED BY THE UNDERSIGNED HEREUNDER ARE COUPLED WITH AN INTEREST AND SHALL NOT BE REVOCABLE BY THE UNDERSIGNED. This proxy and the powers granted by the undersigned shall remain in effect until it is automatically terminated upon the undersigned and its affiliates (as defined in Rule 405 of Securities Act of 1933) ceasing to own on a collective basis 10% or more of the outstanding Common Stock. The proxy and the powers granted by the undersigned hereunder shall immediately terminate with respect to any shares of Common Stock that are transferred by the undersigned in any manner (including, but not limited to, a sale, assignment, gift, merger, testamentary disposition or by operation of law) to any person or entity that is not otherwise affiliated with the undersigned.

         This proxy and the rights granted hereunder shall not be assigned (by operation of law or otherwise) by the holder thereof without the prior written consent of the undersigned. This proxy shall be governed by the laws of the State of Minnesota.

         In witness whereof, the undersigned has executed its Irrevocable Proxy as of this 15th day of March, 2001.

                            LBI GROUP INC.
                            /s/ Fred E. Steinberg
                            ------------------------------
                            Name: Fred E. Steinberg
                            Title: Vice President
                            No. of Shares: 1,860,480


                            LEHMAN BROTHERS VC PARTNERS L.P.
                            /s/ Fred E. Steinberg
                            -------------------------------
                            Name: Fred E. Steinberg
                            Title: Vice President
                            No. of Shares: 339,520

                                 Page 18 of 18